EXHIBIT 2(e)

                           PURCHASE AND SALE AGREEMENT

       This Agreement, when accepted and agreed to in the manner provided below shall constitute the terms and provisions of an agreement under which MAYNARD OIL COMPANY, a Delaware corporation, with offices at 8080 North Central Expressway, Suite 660, Dallas, Texas 75206, hereinafter referred to as "SELLER", agrees to sell and BMC, LTD., a California Limited Partnership, with offices at 217 State Street, Suite 300, Santa Barbara, California 93101, hereinafter referred to as "BUYER", agrees to purchase all of
  SELLER'S rights, title and interest in and to that certain oil and gas property owned by SELLER and described in Exhibit "A", Property Schedule attached hereto and made a part hereof, hereinafter sometimes referred to as the "PROPERTY".

       1.   PROPERTY  BEING SOLD.   At Closing, as  hereinafter defined, SELLER
  shall convey to BUYER the PROPERTY identified on Exhibit "A", including:

       (a) All of SELLER'S rights, title and interest in and to the leasehold estate described in Exhibit "A", such lease being hereinafter called "said lease", represented to be no less than the working and net revenue interests set forth on such exhibit;

       (b) All of SELLER'S fee interests, royalties, overriding royalties, production payments, rights to take royalties in kind, or other interests in production of oil, gas or other minerals in the lands described in Exhibit "A";

       (c) All of SELLER'S rights, title and interest in and to all permits, franchises, licenses, servitudes, easements, surface leases and rights-of-way of every character relating to said lease;

       (d) All of SELLER'S rights, title and interest in and to any contracts or agreements including, but not limited to, rights and interests in or derived from unit agreements, gas processing agreements, joint operating
  agreements,  gas   contracts,   gas  gathering   agreements,  gas   balancing
  agreements, boundary or well line agreements, assignments of operating rights, working interest and subleases affecting said lease.

       (e) All of SELLER'S rights, title and interest in and to producing, non-producing and shut-in oil and gas wells, salt water disposal wells, injection wells and water wells on said lease or lands pooled, unitized or communitized therewith; and

       (f) All of SELLER'S rights, title and interest in and to all surface and down-hole equipment, fixtures, related inventory and other personal property used in connection with the PROPERTY described in paragraphs (a) through (e) above, excluding, however, all automobiles, trucks and communications equipment.

       2. PERFORMANCE DEPOSIT. On or before 4:00 o'clock p.m., local time, August 23, 1996, BUYER shall tender to SELLER, by wire transfer, a performance deposit in the amount of Twenty Thousand and 00/100 Dollars ($20,000.00). The performance deposit is received solely to assure the performance of BUYER pursuant to the terms and conditions hereof. The performance deposit will be returned to BUYER at Closing upon consummation of the transaction, or at BUYER'S election, may be credited to the Purchase Price. No interest shall be paid or credited to the performance deposit. If BUYER fails, refuses, or is unable to close the sale in accordance with the terms herein, by October 1, 1996, SELLER, except as otherwise herein specifically provided, shall retain Five Thousand and 00/100 Dollars
  ($5,000.00) of the performance deposit as agreed liquidated damages and not as a penalty. If SELLER, through no fault of BUYER, refuses to close the sale in accordance with the terms herein, the balance of the performance deposit shall be returned to BUYER.

       3.   PURCHASE PRICE.   The total  sum which BUYER  agrees to deliver  to
  SELLER for the PROPERTY, is Three Hundred Forty Thousand and 00/100 Dollars ($340,000.00).

       4. CLOSING. The closing shall take place on October 1, 1996, at 10:00 a.m. local time at SELLER'S offices in Dallas, Texas, or the next business day after the closing of BMC, Ltd. and Shell Western E&P Inc., whichever is the later. At BUYER'S election, such closing may be handled by overnight mail upon confirmation of funds received by SELLER. Unless the parties mutually agree upon a later date, the closing shall not be delayed beyond October 1, 1996. The following shall occur at closing:

       (a) Purchase Price. BUYER will make payment of the Purchase Price pursuant to paragraph numbered 3 above, and adjusted by Sections 2, 9, 10, 12, and 16, if applicable, by wire transfer to an account designated by SELLER; and

       (b) Conveyance. SELLER will convey the PROPERTY to BUYER by executing and de CONVEYANCE EFFECTIVE DATE. The conveyance from SELLER to BUYER shall be effective as of August 1, 1996, at 7:00 a.m. local time, herein called the "Effective Date". BUYER shall assume the risk of any change in the condition of the PROPERTY from the date of this Agreement to the date of Closing.

       6. FILES AND RECORDS. Prior to Closing, SELLER will make available for examination by BUYER such title information and abstract coverage as may be available in SELLER'S files. Existing abstracts and title opinions will not be brought down to date by SELLER. SELLER'S files will be made available to BUYER for examination at SELLER'S offices in Dallas, Texas, during normal working hours. BUYER will be permitted, to make copies of pertinent instruments or documents contained in SELLER'S files. No economic analyses, interpretive geological or geophysical data considered proprietary by SELLER shall be copied by BUYER. As soon as practicable after Closing, SELLER shall deliver all of the original files or copies thereof to BUYER, at BUYER'S expense.

       7. LIMITED WARRANTY. Conveyance of the PROPERTY shall be WITHOUT WARRANTY OF TITLE EITHER EXPRESS OR IMPLIED, EXCEPT BY, THROUGH AND UNDER SELLER, BUT NOT OTHERWISE with the right of full substitution and subrogation in and to all rights and actions of warranty which SELLER has or may have against any and all preceding owners or vendors of the PROPERTY.

       8. INDEPENDENT EVALUATION. BUYER has made an independent evaluation of the PROPERTY and acknowledges that SELLER has made no statements or representation concerning the present or future value of the anticipated income, costs, or profits, if any, to be derived from the PROPERTY and that SELLER DOES NOT WARRANT TITLE, DESCRIPTION, VALUE, QUALITY, CONDITION, MERCHANTABILITY, OR FITNESS FOR PURPOSE of any of the wells, equipment, or other property located thereon or used in connection therewith. BUYER further acknowledges that in exehe premises and public records.

       9. SIGNIFICANT TITLE DEFECT. As used in this Agreement, the term "significant title defect" shall include any defect which results in a loss of title in SELLER such that BUYER'S net revenue interest in the affected PROPERTY is reduced or SELLER'S right to use the PROPERTY as an owner, lessee, licensee, or permittee, as applicable, is extinguished or severely restricted.

       On or before September 15, 1996, BUYER shall give written notice to SELLER of interests in the PROPERTY which have significant title defects. BUYER shall be deemed to have waived all title defects and any other defect of which SELLER has not been given notice by September 15, 1996, unless it is a significant title defect which did not exist on or before that date.

       Interests which have significant title defects shall be excluded from the PROPERTY to be conveyed and the Purchase Price shall be reduced by the price allocated by Buyer for such PROPERTY on Exhibit "A", Property Schedule, attached hereto unless: (i) prior to closing, the basis for the significant title defect has been removed, or (ii) BUYER agrees to accept the interest notwithstanding the defect. Loss of any lease acreage between the Effective Date and Closing due to expiration of the lease term will not constitute a significant title defect.

       10. OPERATIONS AND PRODUCTION AFTER EFFECTIVE DATE. Since the Closing will occur subsequent to the Effective Date, SELLER will continue to operate the PROPERTY, or cause the PROPERTY to be operated, as appropriate for the account of SELLER until Closing. SELLER shall be responsible for payments of all expenses incurred against operation of the PROPERTY prior to the Effective Date. All production from oil and gas wells, and all proceeds from the sale thereof, including proceeds from any imbalance and oil in storage above the pipeline connection, attributable to production prior to the Effective Date shall be the property of SEEffective Date shall be the property of BUYER. At Closing, a settlement shall be made between BUYER and SELLER of all production proceeds received by SELLER and all operating expenditures and taxes paid by SELLER for the time period between the Effective Date and Closing. The net settlement balance shall be deducted from or added to the Purchase Price. Applicable costs and expenses will include, without limitation, royalties, rentals, any and all taxes related to said production, and expenses of the type customarily billed under an operating agreement. BUYER will reimburse SELLER for all workover costs, plugging, abandoning and reabandoning costs and other major costs that SELLER incurs after the Effective Date, on an actual cost basis. SELLER shall not undertake any single project reasonably estimated to require an expenditure in excess of $15,000.00 without the prior written consent of BUYER; however, SELLER may take such steps and incur such expenses as in its opinion are required to deal with an emergency or to safeguard life and property.

       BUYER shall assume SELLER'S position under any gas balancing arrangements. The interest to be conveyed BUYER shall be burdened with any liability attributable to SELLER'S interest for overproduction from the PROPERTY and BUYER shall own and be entitled to any make-up production attributable to SELLER'S interest for underproduction from the PROPERTY.

       Within one hundred twenty (120) days after the Closing, SELLER and BUYER shall make a post-closing settlement to account for all production proceeds received and all operating expenses and taxes paid by SELLER after the Effective Date. After the post-closing settlement, additional proceeds received by or expenses paid by either BUYER or SELLER on behalf of the other shall be settled by invoicing the other party for expenses paid or remitting to the other party any proceeds received.

       SELLER shall  comply with  all applicable laws,  ordinances, rules,  and regulations, orders, terms of permits and authorizations, of any governmental body which may have jurisdiction over the PROPERTY and shall promptly obtain and maintain all permits and bonds required by public authorities in connection with the PROPERTY. As of the Effective Date, BUYER shall assume and agrees to perform all obligations and implied covenants of SELLER relating to the PROPERTY. BUYER shall assume the risk of any change in the condition of the PROPERTY from the Effective Date to the Closing, except to the extent any change of condition is attributable to the negligence or willful misconduct of SELLER.

       11. SUSPENDED FUNDS. As soon as practicable after the Closing, SELLER shall provide to BUYER a listing showing all net proceeds from production attributable to the royalty and overriding royalty interests which are currently held in suspense because of lack of identity or address of owners, change of ownership or similar reasons, and shall transfer to BUYER all those suspended proceeds. BUYER shall be responsible for proper distribution of all the suspended proceeds to the parties lawfully entitled to them.

       12. TAXES. BUYER shall be responsible for payment of all taxes relating to its interests in the PROPERTY from and after the Effective Date. SELLER shall be responsible for payment of all taxes relating to its interest in the PROPERTY prior to the Effective Date. Property and ad valorem taxes payable on an annual basis shall be prorated between SELLER and BUYER as of the Effective Date. BUYER shall be liable for any sales tax or other transfer tax.

       13. EXISTING CONTRACTS. This sale will be made signments, as well as any and all other agreements or contracts of any nature to which the PROPERTY is subject.

       14. NOTICES. All notices and communications required or permitted under this Agreement shall be in writing, delivered to or sent by U. S. Mail or Express Delivery, postage prepaid, or by facsimile transmission, addressed as follows:

            Maynard Oil Company
            Attention Cassondra Foster
            8080 North Central Expressway, Suite 660
            Dallas, TX  75206
            Phone: (214) 891-8461
            Fax:   (214) 891-8827

            BMC, Ltd.
            Attention Mr. Michael G. Edwards
            217 State Street, Suite 300
            Santa Barbara, CA  93101
            Phone: (805) 966-6596
            Fax:   (805) 966-1425

       15. PARTIES IN INTEREST. This Agreement shall inure to the benefit of and be binding upon SELLER and BUYER, their respective successors and assigns. All references contained in the Agreement shall be deemed to include SELLER and BUYER'S respective successors and assigns. No assignment by any party shall relieve any party of any duties or obligations under this Agreement.

       16. PREFERENTIAL RIGHTS TO PURCHASE. Should any of the PROPERTY offered be subject to a preferential right to purchase or consent to assign, then the proposed sale of the PROPERTY affected thereby will be subject to SELLER'S obtaining any such waiver or consent. SELLER shall not be liable to BUYER by reason of inability or failure to obtain any such waiver or consent. In the event any third party exercises its preferential right to purchase, the price shall be the value indicated by SELLER on the Property Schedule and the parties shall reduce the Purchase Price by the value assigned. At Closing, if SELLER has been unable to obtain a required waiver or consent (or the appropriate time period for asserting such rights has not expired), the Purchase Price shall be reduced by an amount equal to the value assigned to the interest affected by such waiver or consent. This paragraph shall not be applicable to an oil and gas lease requiring consent by, filings with, or other actions by governmental entities in connection with the sale or conveyance of the oil and gas lease or interests therein, if the same are customarily obtained subsequent to such sale or conveyance.

       17. INDEMNITY. BUYER shall assume full responsibility for the PROPERTY purchased as of the Effective Date and shall defend and indemnify SELLER, its employees, officers and agents, against any and all losses, claims, suits, liabilities, and expenses arising out of, in connection with or resulting from BUYER'S ownership or operation of the PROPERTY purchased, including, but not limited to thll covenants in the instruments in the chain of title of the PROPERTY purchased or the instruments to which the PROPERTY is subject.

       SELLER shall defend and indemnify BUYER, its employees, officers and agents, against any and all losses, claims, suits, liabilities, and expenses arising out of, in connection with or resulting from SELLER'S ownership or operation of the PROPERTY purchased prior to the effective date.

       18. REGULATORY FORMS. At Closing, SELLER shall deliver to BUYER signed forms to be filed with appropriate governmental agencies, including, but not limited to Change of Operator Forms. BUYER agrees to promptly file such forms with the appropriate governmental agencies.

       19. NORM, RCRA AND CERLA After the execution of this agreement, BUYER and its authorized representatives shall have physical access to the PROPERTY, at BUYER'S sole cost, risk and expense for the purpose of inspecting the PROPERTY, conducting such tests, examination, investigations and assessments as may be reasonable and necessary or appropriate to evaluate the environmental conditions of the PROPERTY, including without limitation, for the purpose of detecting the presence or concentration of naturally occurring radium, thorium or other such materials (hereinafter referred to as "NORM"). Buyer shall obtain permission from the operator to conduct such inspections. BUYER shall defend and indemnify SELLER from any and all liability, claims, causes of action, injury to agents or contractors or to BUYER'S property and/or injury to SELLER'S property, employees, agents or contractors which may arise out of BUYER'S inspections, but only to the extent of BUYER'S negligence. BUYER should satisfy itself as to the physical and environmental condition, both surface and subsurface, of the PROPERTY. SELLER disclaims all liability arising in connection with the presence of environmental conditions such as, but not limited to, NORM on the PROPERTY. BUYER certifies and acle state and federal law to accept assignment of the PROPERTY.

       Subject to the other provisions of this section, at Closing, BUYER shall assume and be responsible for and comply with all duties and obligations of SELLER, express or implied, arising on or after the Effective Date with respect to the PROPERTY, including, without limitation, those arising under or by virtue of any lease, contract, agreement, document, permit, applicable statute or rule, regulation or order of any governmental authority specifically including, without limitation, any governmental request or requirement to plug, re-plug and/or abandon any well of whatsoever type, status or classification or take any clean-up or other action with respect to the PROPERTY or premises, including hazardous waste cleanup costs under the Resource and Recovery Act ("RCRA") and the Comprehensive Environmental Response, Compensation and Liability Act ("CERLA"), or similar laws, rules or regulations and defend, indemnify and hold SELLER harmless from any and all claims arising out of or in connection therewith.

       20. ALLOCATED VALUES. BUYER AND SELLER herein agree upon the allocation of the Purchase Price among the properties. Such Allocated Values are shown on Exhibit "A", Property Schedule which is attached hereto. In the event the net amount of the Purchase Price adjustments downward provided for in paragraphs numbered 9 and 16 exceeds twenty-five percent (25%) of the purchase price, then SELLER or BUYER may, upon written notice to the other, cancel this Agreement and the same shall be of no further force and effect and in such event, SELLER shall promptly refund to BUYER the Performance Deposit.

       21. COMPLETE AGREEMENT; SAVINGS CLAUSE. When executed by SELLER and BUYER, this Agreement shall constitute the complete agreement between the parties regarding the purchase and sale of the PROPERTY. Where applicable, the terms of this Agreement shall survive the Closing.

       22. GOVERNING LAW AND VENUE. This Agreement and all of its terms and provisions shall be governed by the laws of the State of Texas.

       The parties agree that venue for any dispute between the parties pertaining to this Agreement shall be in Dallas County, Texas. In any such dispute, the prevailing party shall be entitled to reimbursement of all court costs and reasonable attorneys' fees incurred.

       23. FURTHER ASSURANCES. SELLER agrees that, at any time and from time to time after the date hereof, it will, upon request of BUYER, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered all further documents or instruments as may be required in connection with the assignment and conveyance of the PROPERTY to BUYER; and SELLER shall perform and take such actions as may be necessary or appropriate in connection with the performance by SELLER of the transactions contemplated by this Agreement.

       24.  MISCELLANEOUS PROVISIONS.

       (a) Captions have been inserted for reference purposes only and shall not define or limit the terms of this Agreement;

       (b)  If  any  provision   of  this  Agreement  is  held   invalid,  such
  invalidity shall not affect the remaining provisions;

       (c) This Agreement cannot be modified or amended except by a written instrument duly executed by SELLER and BUYER; and

       (ddelegate any  duty to be performed  under this Agreement.   Consent to
  assign shall not be unreasonably withheld by either party.

       TIME IS OF THE ESSENCE HEREOF. If the foregoing sets forth your understanding of our agreement, please so indicate by dating, signing and returning one copy hereof on or before August 19, 1996. Failure to do so shall result in cancellation of this agreement at SELLER'S option.

       EXECUTED this 14th day of August, 1996.

                                MAYNARD OIL COMPANY

                                By:  /s/ L. B. Carruth
				     ___________________________
                                     L. B. Carruth
                                     Vice President

                                75-1362284
                                Tax Identification Number


                                BMC, LTD.
                                By:  Venoco, Inc., a California
                                     corporation, the general
                                     partner

                                By:  /s/ Timothy Marquez
				     ___________________________
                                     Timothy Marquez
                                     President

                                ________________________________
                                Tax Identification Number



                                  EXHIBIT "A"
                                PROPERTY SCHEDULE

       Attached to and made a part of PURCHASE AND SALE AGREEMENT dated August 14, 1996, by and between Maynard Oil Company, SELLER, and BMC, Ltd., BUYER

                              GRAYSON COUNTY, TEXAS

                                    PN 444103
                            ALLOCATED VALUE $43,046.00
                      BIG MINERAL CREEK BARNES UNIT (UT-484)
                            EXPENSE INTEREST 0.0701800
                            REVENUE INTEREST 0.0614075

                                    PN 444101
                           ALLOCATED VALUE $107,315.00
                      BIG MINERAL CREEK S SAND UNIT (UT-482)
                            EXPENSE INTEREST 0.0338493
                            REVENUE INTEREST 0.0296182

                                    PN 444102
                           ALLOCATED VALUE $175,475.00
                     BIG MINERAL CREEK STRAWN I UNIT (UT-483)
                            EXPENSE INTEREST 0.0664260
                            REVENUE INTEREST 0.0581236

                                    PN 444105
                            ALLOCATED VALUE $14,164.00
                        BIG MINERAL CREEK UV UNIT (UT-499)
                            EXPENSE INTEREST 0.0408344
                            REVENUE INTEREST 0.0357300

       Oil and Gas Lease dated January 12, 1951, effective March 26, 1951, by and between Carlton Barnes, et al, as Lessor, and Sinclair Oil & Gas Company, as Lessee, recorded in Volume 640, page 410 of the Deed Records of Grayson County, Texas, covering 80.00 acres, more or less, being out of the Wm. Allen Survey, Abstract 15, Grayson County, Texas (LF-05302-00)

       The hereinabove referenced lease is subject to Casinghead Gas Contract dated September 30, 1974, between Union Texas Petroleum, Buyer, and Atlantic Richfield Company, Seller; Unit Agreement and Unit Operating Agreement for the Big Mineral Creek (S Sand) Unit dated May 1, 1965, between Shell Oil Company, Operator and Sinclair Oil and Gas Company, et al, Non-Operators recorded in Volume 1042, page 83, Deed Records of Grayson County, Texas; Unit Agreement and Unit Operating Agreement for the Big Mineral Creek (Strawn I) Unit dated August 20, 1979, between Shell Oil Company, Operator and Sinclair Oil and Gas Company, et al, Non-Operators; Unit Agreement and Unit Operating Agreement for the Big Mineral Creek (Strawn I) Unit dated August 20, 1979, between Shell Oil Company, Operator and Atlantic Richfield Company, et al, Non-Operators; Unit Agreement and Unit Operating Agreement for the Big Mineral Creek (UV Sand) Unit dated January 1, 1993, between Shell Oil Company, Operator and Maynard Oil Company, et al, Non-Operators; Big Mineral Creek Water Supply Facility letter agreement dated September 19, 1973; and Purchase and Sale Agreement dated February 21, 1990, between Atlantic Richfield Company, as Seller and Maynard Oil Company, as Purchaser.

                                   EXHIBIT "B"
                           ASSIGNMENT AND BILL OF SALE
                             FROM MAYNARD OIL COMPANY
                                   TO BMC, LTD.

       Attached to and made a part of PURCHASE AND SALE AGREEMENT dated August 14, 1996, by and between Maynard Oil Company, SELLER, and BMC, Ltd., BUYER


  THE STATE OF TEXAS  )
                      )       KNOW ALL MEN BY THESE PRESENTS:
  COUNTY OF GRAYSON   )

            THAT,  the   undersigned,   MAYNARD   OIL   COMPANY,   a   Delaware
  corporation, with offices at 8080 North Central Expressway, Suite 660, Dallas, Texas 75206, hereinafter called "Assignor", for and in consideration of Ten Dollars ($10.00) and other valuable consideration to it in hand paid by BMC, LTD., a California limited partnership, with offices at 217 State Street, Suite 300, Santa Barbara, California 93101, hereinafter called "Assignee", does hereby TRANSFER, ASSIGN and CONVEY unto Assignee, WITHOUT WARRANTY OF TITLE EITHER EXPRESS OR IMPLIED, EXCEPT BY, THROUGH AND UNDER ASSIGNOR, BUT NOT OTHERWISE, with the right of full substitution and subrogation in and to all rights and actions of warranty which Assignor has or may have against any and all preceding owners of the said lease, subject to the terms and conditions contained herein, the following:

       (a) All of Assignor's rights, title and interest in and to the leasehold estate described in Exhibit "A", such lease being hereinafter called "said lease", represented to be no less than the working and net revenue interests set forth therein, subject to all burdens, encumbrances, contracts and agreements, which are of record and/or listed in Exhibit "A" affecting said lease to the extent that same are in force and effect;

       (b)  All  of   SELLER'S  royalties,  overriding   royalties,  production
  payments, rights to take royalties in kind, or other interests in production of oil, gas or other minerals;

       (c) All of Assignor's rights, title and interest in and to all permits, franchises, licenses, servitudes, easements, surface leases and rights-of-way of every character relating to said lease;

       (d) All of Assignor's rights, title and interest in and to any contracts or agreements including, but not limited to, rights and interest in or derived from unit agreements, gas processing agreements, joint operating agreements, gas contracts, gas gathering agreements, gas balancing agreements, boundary or well line agreements, assignments of operating rights, working interest and subleases affecting said lease.

       For the same consideration, Assignor does hereby BARGAIN, SELL and DELIVER unto Assignee all of its rights, title and interest in and to the wells located on said lease described in said Exhibit "A"; and Assignor does hereby further BARGAIN, SELL and DELIVER unto Assignee all of its rights, title and interest in and to all personal property and well equipment located in, on and used in connection with the said lease, such wells, personal property and the well equipment being hereinafter collectively called "said wells". ASSIGNOR EXPRESSLY DISCLAIMS AND NEGATES (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, and (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS. ASSIGNEE EXPRESSLY WAIVES THE PROVISIONS OF CHAPTER XVII, SUBCHAPTER E, SECTIONS
  17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), VERNON'S TEXAS CODE ANNOTATED, BUSINESS AND COMMERCIAL CODE.

       This Assignment and Bill of Sale is executed and delivered as part of the consummation of the transaction contemplated by that certain Purchase and Sale Agreement between Assignor, as SELLER, and Assignee, as BUYER, dated August 14, 1996, hereinafter referred to as "Sale Agreement". The warranties, representations, indemnities and covenants contained in the Sale Agreement shall survive the delivery of this Assignment in accordance with the provisions of the Sale Agreement and the delivery of this Assignment air any of the warranties, representations, indemnities or covenants made in the Sale Agreement and the terms and conditions set forth therein; provided, however, any third parties transacting with Assignee with respect to any of the Interests may rely on this Assignment as vesting Assignee with all of Assignor's rights, title and interest in the said lease and wells.

       This Assignment and Bill of Sale shall extend to, be binding upon and inure to the benefit of Assignor and Assignee, their respective successors and assigns and shall be deemed covenants running with the herein described lands and leasehold estates.

       Assignee expressly assumes, as of the Effective Date, all of Assignor's obligations relating to the said lease, including, but not limited to, the obligation of plugging and abandoning any well on the said lease, at Assignee's sole cost, risk and expense.

       This assignment shall be effective, for all purposes as of 7:00 o'clock a.m. August 1, 1996.

            EXECUTED by Assignor and Assignee in Duplicate Originals on this ____ day of _______________, 1996, but to be effective as stated above.

                                MAYNARD OIL COMPANY


                                By:  ___________________________
                                     Glenn R. Moore
                                     President


                                BMC, LTD.
                                By:  Venoco, Inc., a California
                                     corporation, the general
                                     partner

                                By: _________________________
                                     Timothy Marquez
                                     President


                                MY COMMISSION EXPIRES:

                                ___________________________

                                Notary Public in and for the __________